Exhibit 99.1

FA Email

Subject: CNL Growth Properties Announces 2015 Valuation Results

Distribution Date: Jan. 28, 2016

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On Jan. 21, 2016, the board of directors of CNL Growth Properties, Inc. (the REIT) established an updated estimated net asset value (NAV) of $8.65 per share of common stock as of Dec. 31, 2015 (2015 NAV), representing the fourth valuation of the assets within the REIT’s portfolio. The 2015 NAV of $8.65 per share compares to the revised 2014 NAV of $7.70 per share. The 2015 NAV of $8.65 per share is reflective of two special cash distributions paid to shareholders in 2015 totaling $3.00 per share. (See chart below.) It is important to note that the board of directors made the decision to deduct hypothetical transaction costs related to the strategic alternatives process that is underway. These figures are estimated NAV’s and are based upon assumptions derived from appraisals and discounted cash flow models and are not based upon a market price achieved by investors. Therefore, these estimates cannot be used to calculate NAV returns. The REIT’s actual investment performance is generally unknown until a liquidity event occurs.1

2014 NAV History and 2015 NAV

NAV Per Share	Effective	Description
$10.63	Dec. 31, 2014	2014 NAV (based on preliminary Dec. 31, 2014 balance sheet data)
$10.70	Feb. 9, 2015	Updated 2014 NAV (based on final Dec. 31, 2014 balance sheet data)
($1.30)	Feb. 9, 2015	Special cash distribution to shareholders
$9.40	Feb. 9, 2015	2014 NAV as adjusted Feb. 9, 2015
($1.70)	Dec. 18, 2015	Special cash distribution to shareholders
$7.70	Dec. 18, 2015	Revised 2014 NAV
$8.65	Dec. 31, 2015	2015 NAV (based on preliminary Dec. 31, 2015 balance sheet data)

Adjustments for Special Cash Distributions
$1.30		Feb. 9, 2015	Special Cash Distribution
$1.70		Dec. 18, 2015	Special Cash Distribution
$11.65	*		FOR ILLUSTRATION PURPOSES ONLY. DOES NOT REPRESENT NET ASSET VALUE PER SHARE.

*	Is not a measure of performance and should not be used to evaluate return on investment. Is not necessarily indicative of the amount a shareholder would ultimately realize in total distributions upon a liquidation of the Company.

Key Facts

•	The REIT’s board of directors commenced a process in October 2015 to estimate the REIT’s NAV per share in order to provide shareholders and broker-dealers with an indication of the estimated NAV of the REIT’s shares based on its portfolio of multifamily development properties held as of the valuation date.

•	In determining the estimated NAV per share, the REIT engaged CBRE Capital Advisors, Inc., a third-party independent valuation firm (CBRE Cap), to provide property level and aggregate valuation analyses of the REIT and its investments and to provide a range for the estimated NAV per share as of the valuation date.

•	The valuation process used by the REIT was designed to follow methodologies prescribed by IPA Practice Guidelines 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was issued by the IPA on April 29, 2013.[2]

•	The estimated NAV per share approved by the REIT’s board of directors falls within the range of values provided by CBRE Cap.

•	The REIT will update and announce an estimated NAV per share of its common stock annually.

•	Fourth quarter statements began mailing on or about Jan. 15, 2016. Fourth quarter statements reflected the revised 2014 NAV of $7.70, as of Dec. 18, 2015, and not the 2015 NAV of $8.65 per share.

•	The REIT mailed this letter to its shareholders and will host a webinar to present the valuation to financial advisors and broker-dealers on Jan. 29, 2016, at 3:00 p.m. ET. Visit GrowthTrust.com/webinar to register for the webinar, and dial 800-680-6953 for access.

For more information, please read the REIT’s Form 8-K filed Jan. 27, 2016, with the SEC, contact your sales representative directly, or call CNL Client Services at 866-650-0650.

[1]	This valuation represents the estimated value per share as a snapshot in time and will likely change over the REIT’s life cycle. The estimated NAV per share does not necessarily represent the amount an investor could expect to receive if the REIT were to list its shares or liquidate its assets, now or in the future. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be correct. Many investments sell at a discount to NAV. CBRE Cap, the independent valuation firm, made numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes beyond the control of CBRE Cap or the REIT. Throughout the valuation process, the valuation committee, the REIT’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.
[2]	There is no assurance that the IPA Guidelines are acceptable to FINRA or under ERISA for compliance with reporting requirements.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

© 2015 CNL Intellectual Properties, Inc. All Rights Reserved. CNL® and the Squares Within Squares design trademarks are used under license from CNL Intellectual Properties, Inc.

CGP-16-15982-BD